Exhibit 99.1

Olympic Steel Reports Fourth-Quarter and Full-Year 2021 Results

Record-setting performance for the quarter is a strong finish to the most profitable year in Olympic Steel history

Diversification strategy positions Company to deliver more consistent earnings throughout market cycles

Quarterly dividend increased from $0.02 to $0.09 per share

CLEVELAND--(BUSINESS WIRE)--February 24, 2022--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced record results for the three and 12 months ended December 31, 2021.

Fourth-Quarter Results

Net income for the fourth quarter totaled $24.9 million, or $2.16 per diluted share, compared with net income of $1.8 million, or $0.16 per diluted share, in the fourth quarter of 2020. The results include $9.9 million of LIFO pre-tax expense in the fourth quarter of 2021, compared with $0.4 million of LIFO pre-tax income in the same period a year ago. Adjusted EBITDA for the fourth quarter of 2021 was $51.1 million, compared with $9.9 million in the fourth quarter of 2020.

Sales for the fourth quarter of 2021 totaled $625 million, compared with $332 million in the fourth quarter of 2020.

Full-Year Results

Net income for 2021 totaled $121.1 million, or $10.52 per diluted share, compared with a net loss of $5.6 million, or $0.49 per diluted share, in 2020. The results include $21.9 million of LIFO pre-tax expense in 2021, compared with $1.5 million of LIFO pre-tax income in 2020. Adjusted EBITDA for 2021 was $211.1 million, compared with $22.1 million in 2020. Sales for 2021 totaled $2.3 billion compared with $1.2 billion in 2020.

“We achieved record sales and net income for the fourth quarter, a fitting capstone to a year of record-setting performance for Olympic Steel,” said Richard T. Marabito, Chief Executive Officer. “All three of our operating segments earned record EBITDA in 2021, reflecting not only strong market demand for our products but also the benefits of our diversification and acquisition strategy. At the same time, we remained focused on operational and working capital disciplines, including record inventory turns, which further enhanced our financial performance.”

Marabito continued, “The strategic actions we took in 2021 also strengthened our Company for the longer term, as we continue to diversify our business and expand into higher-return, value-added products. We sold our Detroit flat-rolled metal operations and assets in September and redeployed a portion of the proceeds into a higher-return growth opportunity through the purchase of Shaw Stainless and Alloy, our fifth acquisition since 2018. We also invested in automation, expanded in the growing Southeast and Southwest U.S. markets, and grew our share in the aluminum, stainless steel and pipe and tube markets.”

As the Company reported on February 18, 2022, the Board of Directors approved a regular quarterly cash dividend of $0.09 per share, which is an increase of $0.07 per share from the Company’s last dividend of $0.02 per share. The dividend is payable on March 15, 2022, to shareholders of record on March 1, 2022. The Company has paid a regular quarterly dividend since March 2006.

Marabito added, “As we begin 2022, we are well-positioned for a strong first quarter. The stainless steel, aluminum, and pipe and tube markets remain robust. Although prices in the carbon segment began to transition down in the fourth quarter, we are optimistic about business conditions in the first quarter of 2022. We are confident that our efforts to diversify and expand in higher-margin products will help Olympic Steel provide more consistent profitability and reduce the impact of market cyclicality on our financial performance.”

“We thank our entire team for their resilience and outstanding efforts in making 2021 a phenomenal year. We are especially pleased to share our success with our shareholders through a significantly higher quarterly dividend,” Marabito concluded.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income (Loss) Per Diluted Share to

Adjusted Net Income (Loss) Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Net income (loss) per diluted share (GAAP):	$2.16	$0.16	$10.52	$(0.49)
Excluding the following items:
LIFO (Income) / Expense	0.63	(0.02)	1.40	(0.09)
Gain on Sale of Detroit Operations	-	-	(0.23)	-
Restructuring and other charges	-	-	-	0.21

Adjusted net income (loss) per diluted share (non-GAAP):	$2.79	$0.14	$11.69	$(0.37)

Reconciliation of Net Income (Loss) to Adjusted EBITDA (in thousands) The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020

Net income (loss) (GAAP):	$24,861	$1,786	$121,051	$(5,595)
Excluding the following items:
Foreign exchange loss included in net income	12	5	36	73
Interest and other expense on debt	2,013	1,588	7,631	7,411
Income tax provision (benefit)	9,394	1,991	43,748	(1,316)
Depreciation and amortization	4,995	4,923	20,316	19,490

Earnings before interest, taxes, depreciation and
amortization (EBITDA)	41,275	10,293	192,782	20,063

LIFO (Income) / Expense	9,850	(417)	21,850	(1,517)
Gain on Sale of Detroit Operations	-	-	(3,499)	-
Restructuring and other charges:	-	-	-	3,586

Adjusted EBITDA (non-GAAP)	$51,125	$9,876	$211,133	$22,132

Conference Call and Webcast

A simulcast of Olympic Steel’s 2021 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on February 25, 2022, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks of falling metals prices and inventory devaluation; risks associated with supply chain disruption resulting from the imbalance of metal supply and end-user demands related to the novel coronavirus, or COVID-19, pandemic and other factors; supply disruptions and inflationary pressures, including the availability and rising costs of transportation and logistical services and labor; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; risks associated with the COVID-19 pandemic, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, inability to access our traditional financing sources on the same or reasonably similar terms as were available before the COVID-19 pandemic and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; general and global business, economic, financial and political conditions, including legislation passed under the new administration; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; supplier consolidation or addition of capacity; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to further diversify our business, deliver consistent profitability and enhance shareholder value, including, without limitation, our ability to successfully redeploy the proceeds from the sale of our Detroit operation and other capital; our ability to generate free cash flow through operations and repay debt; our ability to sell shares of our common stock under the at-the-market equity program; the adequacy of our existing information technology and business system software, including duplication and security processes; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether an acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or net realizable value adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 41 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com.

Olympic Steel, Inc. Consolidated Statements of Net Income (Loss) (in thousands, except per-share data)

	Three months ended		Twelve months ended
	December 31		December 31
	2021	2020	2021	2020

Net sales	$624,586	$331,547	$2,312,253	$1,234,144

Costs and expenses
Cost of materials sold (excludes items shown separately below)	497,818	260,373	1,802,052	979,099
Warehouse and processing	26,864	20,918	103,017	83,091
Administrative and general	30,289	18,874	104,617	71,451
Distribution	13,318	11,595	55,404	44,728
Selling	11,473	7,187	41,881	26,050
Occupancy	3,549	2,307	12,500	9,662
Depreciation	4,395	4,514	17,952	17,936
Amortization	600	409	2,364	1,554

Total costs and expenses	588,306	326,177	2,139,787	1,233,571

Operating income	36,280	5,370	172,466	573

Other loss, net	(12)	(5)	(36)	(73)

Income before interest and income taxes	36,268	5,365	172,430	500

Interest and other expense on debt	2,013	1,588	7,631	7,411

Income (loss) before income taxes	34,255	3,777	164,799	(6,911)

Income tax provision (benefit)	9,394	1,991	43,748	(1,316)

Net income (loss)	$24,861	$1,786	$121,051	$(5,595)

Earnings per share:

Net income (loss) per share - basic	$2.16	$0.16	$10.53	$(0.49)

Weighted average shares outstanding - basic	11,492	11,451	11,492	11,447

Net income (loss) per share - diluted	$2.16	$0.16	$10.52	$(0.49)

Weighted average shares outstanding - diluted	11,510	11,475	11,503	11,447

Olympic Steel, Inc. Balance Sheets (in thousands)

	As of December 31, 2021	As of December 31, 2020
Assets

Cash and cash equivalents	$9,812	$5,533
Accounts receivable, net	284,570	151,601
Inventories, net (includes LIFO reserve of $19,736 and LIFO debit of $2,115 as of December 31, 2021 and December 31, 2020 respectively)	485,029	240,001
Prepaid expenses and other	9,989	5,069

Total current assets	789,400	402,204

Property and equipment, at cost	413,396	434,579
Accumulated depreciation	(266,340)	(277,379)

Net property and equipment	147,056	157,200

Goodwill	10,496	5,123
Intangible assets, net	33,653	32,593
Other long-term assets	15,241	18,131
Right of use asset, net	27,726	25,354

Total assets	$1,023,572	$640,605

Liabilities

Accounts payable	$148,649	$87,291
Accrued payroll	44,352	10,985
Other accrued liabilities	25,395	22,869
Current portion of lease liabilities	5,940	5,580

Total current liabilities	224,336	126,725

Credit facility revolver	327,764	160,609
Other long-term liabilities	15,006	22,478
Deferred income taxes	9,890	9,818
Lease liabilities	22,137	19,965

Total liabilities	599,133	339,595

Shareholders' Equity

Preferred stock	-	-
Common stock	133,427	132,382
Accumulated other comprehensive loss	(1,996)	(4,215)
Retained earnings	293,008	172,843

Total shareholders' equity	424,439	301,010

Total liabilities and shareholders' equity	$1,023,572	$640,605

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2021	2020	2021	2020	2021	2020

Tons sold	192,545	225,576	34,529	34,031	N/A	N/A

Net sales	$367,670	$178,547	$157,218	$89,303	$99,698	$63,697
Average selling price per ton	1,910	792	4,553	2,624	N/A	N/A
Cost of materials sold	304,509	138,881	110,477	75,326	82,832	46,166
Gross profit	63,161	39,666	46,741	13,977	16,866	17,531
Operating expenses	41,884	37,577	22,584	9,485	21,226	15,786
Operating income (loss)	21,277	2,089	24,157	4,492	(4,360)	1,745

Depreciation and amortization	2,716	3,009	1,030	494	1,232	1,402
LIFO expense (income)	-	-	-	-	9,850	(417)

	Twelve months ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2021	2020	2021	2020	2021	2020

Tons sold	921,295	897,709	157,807	126,673	N/A	N/A

Net sales	$1,344,150	$690,273	$585,751	$313,190	$382,352	$230,681
Average selling price per ton	1,459	769	3,712	2,472	N/A	N/A
Cost of materials sold	1,059,620	551,788	441,825	266,434	300,607	160,877
Gross profit	284,530	138,485	143,926	46,756	81,745	69,804
Operating expenses	174,456	148,774	73,382	35,090	74,392	60,785
Operating income (loss)	110,074	(10,289)	70,544	11,666	7,353	9,019

Depreciation and amortization	11,286	11,941	3,692	1,951	5,267	5,478
LIFO expense (income)	-	-	-	-	21,850	(1,517)

	As of December 31, 2021	As of December 31, 2020
Assets
Flat-products	$777,074	$404,269
Tubular and pipe products	245,962	235,516
Corporate	536	820
Total assets	$1,023,572	$640,605

Other Information (in thousands, except per-share and ratio data)

(in thousands except per share data)	As of December 31, 2021	As of December 31, 2020
Shareholders' equity per share	$38.31	$27.18

Debt to equity ratio	0.77 to 1	0.53 to 1

	Twelve Months Ended December 31,
	2021	2020

Net cash from (used for) operating activities	(146,374)	61,652
Cash dividends per share	$0.08	$0.08

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com